SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

KBS Real Estate Investment Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	20-2985918
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

620 Newport Center Drive, Suite 1300

Newport Beach, CA 92660

(Address and Zip Code of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☒

Securities Act registration statement file number to which this form relates: 333-126087

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, $0.01 par value per share

(Title of class)

ITEM 1. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

The description of the common stock, $0.01 par value per share, of KBS Real Estate Investment Trust, Inc. (the “Company”) registered hereby is incorporated herein by reference to “Suitability Standards” and “Description of Shares” in the Company’s Registration Statement on Form S-11, as filed with the Securities and Exchange Commission on January 9, 2006 (File No. 333-126087) (the “Registration Statement”); by reference to the sections “Special Suitability Standards,” “Minimum Investment Requirement and Transferability of Shares,” “Amended and Restated Charter,” “Clarification Requested by Pennsylvania Securities Commission Regarding Stockholder Action” and “Information Regarding Uncertificated Shares” in Supplement No. 6 dated October 6, 2006 included in Post-Effective No. 3 to the Registration Statement; and by reference to “Distribution Policy,” “Share Redemption Program” and “Revisions to Suitability Standards in Kansas” in Supplement No. 13 dated January 4, 2007 (filed pursuant to Rule 424(b)(3) on January 9, 2007).

ITEM 2. EXHIBITS

1. Amended and Restated Charter of the Company, incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2006.

2. Amended and Restated Bylaws of the Company, incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2006.

3. Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates), incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-11, Commission File No. 333-126087.

4. Form of Subscription Agreement, incorporated by reference to Appendix A to the prospectus that is part of Pre-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11, Commission File No. 333-126087.

5. Amended and Restated Dividend Reinvestment Plan, incorporated by reference to Appendix B to the prospectus that is part of Pre-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11, Commission File No. 333-126087.

6. Amended Share Redemption Program, incorporated by reference from the description under “Share Redemption Program” in Supplement No. 13 included in Post-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-11, Commission File No. 333-126087.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: April 30, 2007	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer